EXHIBIT 5.2

January 31, 2005

United Agri Products, Inc.

7251 W. 4th Street

Greeley, CO 80634

O’Melveny & Myers LLP

Times Square Tower

7 Times Square

New York, NY 10036

Re:	Registration of Securities of United Agri Products, Inc.

Ladies and Gentlemen:

We have acted as special Colorado counsel to Balcom Chemicals, Inc., Loveland Industries, Inc., Loveland Products, Inc., Pueblo Chemical & Supply Co. and United Agri Products Financial Services, Inc. (each a “Colorado Guarantor” and collectively the “Colorado Guarantors”), which are wholly-owned subsidiaries of United Agri Products, Inc. (the ”Company”), in connection with a Registration Statement on Form S-4 (File No. 333-111710) (as amended or supplemented, the “Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”). The Registration Statement relates to the Company’s proposed offer (the “Exchange Offer”) to exchange up to $203,500,000 principal amount of the Company’s 8¼% Senior Notes due 2011 that have been registered under the Securities Act (such notes, the “Exchange Notes”), which Exchange Notes will be guaranteed (the “Guarantees”) by each of the Colorado Guarantors and certain other subsidiaries of the Company (collectively, the ”Guarantors”), for a like principal amount of the Company’s outstanding 8¼% Senior Notes due 2011 (the “Old Notes”), which Old Notes have also been guaranteed by each of the Guarantors.

This opinion is being delivered at the request of the Company in order to facilitate the issuance of certain legal opinions required in connection with the Registration Statement by O’Melveny & Myers LLP, counsel to the Company.

United Agri Products, Inc.

O’Melveny & Myers LLP

January 31, 2005

In such capacity we have reviewed originals, or copies certified or otherwise identified to our satisfaction, of only the following:

1. the Registration Statement;

2. the Indenture dated as of December 16, 2003 among the Company, the Guarantors and JP Morgan Chase Bank, as trustee (the “Indenture”), including the Guarantees of the Colorado Guarantors included therein;

3. the articles of incorporation and bylaws of the Colorado Guarantors;

4. copies of the executed Unanimous Written Consent of the Directors of the Colorado Guarantors, dated December 11, 2003, relating to the Indenture and the Guarantees of the Colorado Guarantors included therein and the other transactions contemplated by the Registration Statement;

5. certificates of the Colorado Secretary of State, dated January 27, 2005 (but reflecting documents delivered to the Colorado Secretary of State’s office on paper through January 21, 2005), to the effect that each of the Colorado Guarantors is in good standing and authorized and competent to transact business and to conduct its affairs in the State of Colorado; and

6. such other agreements, instruments and documents, and such questions of law as we have deemed necessary or appropriate to enable us to render the opinions expressed below.

In preparing this opinion, we have relied without independent verification as to matters of fact material to this opinion upon the statements, certificates and representations of public officials and officers, employees and other representatives of the Colorado Guarantors, including but not limited to the representations in the Indenture and the Guarantees included therein.

In rendering the opinions expressed below, we have, with your consent, assumed that the signatures of persons signing all documents in connection with which this opinion is rendered are genuine; that all documents submitted to us for review are accurate and complete; and that all documents submitted to us as originals or duplicate originals are authentic and all documents submitted to us as copies, whether certified or not, conform to authentic original documents.

Based on the foregoing, and having due regard for such legal considerations as we deem relevant, and subject to the limitations, qualifications and exceptions set forth or incorporated herein, we are of the opinion that:

(a) Each of the Colorado Guarantors is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Colorado. Each Colorado Guarantor has the requisite corporate power and authority to execute, deliver and perform its obligations under its Guarantee.

United Agri Products, Inc.

O’Melveny & Myers LLP

January 31, 2005

(b) The issuance of the Guarantees of the Colorado Guarantors has been duly authorized by all necessary corporate action on the part of each of the Colorado Guarantors.

(c) The execution, delivery and performance by each of the Colorado Guarantors of its Guarantee do not and will not violate the articles of incorporation or bylaws of any Colorado Guarantor.

This opinion is limited in all respects to the laws of the State of Colorado, as now in effect, and we express no opinion with respect to the laws of any other state or jurisdiction. No opinion is expressed as to any matter that may be governed by the laws of any other jurisdiction, including but not limited to the federal laws of the United States.

We hereby consent to the filing of this opinion as Exhibit 5.2 to the Registration Statement and to the use of our name under the caption “Legal Matters” in the Prospectus included in such Registration Statement. In giving this consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the Rules or Regulations of the Commission thereunder.

Very truly yours,

FAEGRE & BENSON LLP

By:	/s/ CHARLES BYBEE
Charles Bybee